Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Trebia Acquisition Corp. (the “Company”) on Form S-1 pursuant to Rule 462(b) under Securities Act of 1933, as amended, of our report dated March 23, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Trebia Acquisition Corp. as of March 12, 2020 and for the period from February 11, 2020 (inception) through March 12, 220, appearing in the Registration Statement on Form S-1, as filed (file No. 333-238824), of Trebia Acquisition Corp.

/s/ Marcum llp

Marcum llp

New York, NY

June 16, 2020